UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2014

WILLIAMS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32599	20-2485124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center, Tulsa, Oklahoma	74172-0172
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 918-573-2000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

As previously disclosed, on October 24, 2014 Williams Partners L.P. (“WPZ”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Williams Partners GP LLC (“WPZ General Partner”), Access Midstream Partners, L.P. (“ACMP”), Access Midstream Partners GP, L.L.C. (“ACMP General Partner”), and VHMS LLC (“Merger Sub”). Pursuant to the Merger Agreement, (1) Merger Sub, a direct wholly owned subsidiary of ACMP, will be merged with and into WPZ, with WPZ being the surviving limited partnership (the “Merger”), and (2) the WPZ General Partner will be merged with and into the ACMP General Partner, with the ACMP General Partner being the surviving limited liability company. The closing of the Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement and the Merger by the affirmative vote or consent of holders of at least a majority of the outstanding common units of WPZ (the “WPZ Common Units”) and Class D limited partner units of WPZ (the “WPZ Class D Units” and together with the WPZ Common Units, the “WPZ Units”), voting together as a single class.

The board of directors of the WPZ General Partner set November 28, 2014 as the record date (the “Record Date”) for determining holders of WPZ Units entitled to execute and deliver written consents with respect to the approval and adoption of the Merger Agreement and the Merger. On December 31, 2014, Williams Gas Pipeline Company, LLC, which as of the Record Date beneficially owned 279,472,244 WPZ Common Units and 26,955,414 WPZ Class D Units, collectively representing approximately 65.7% of the outstanding WPZ Units, delivered a written consent approving and adopting the Merger Agreement and the Merger in all respects (the “WGP Written Consent”). As a result, no further action by any unitholder of WPZ is required under applicable law or otherwise to adopt the Merger Agreement and the Merger, and upon the delivery of the WGP Written Consent, the consent process for holders of WPZ Units with respect to the Merger Agreement and the Merger concluded.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its General Partner

By:	/s/ William Gault
William Gault
Assistant Secretary

DATED: January 2, 2015